SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           INTEGRATED BIOPHARMA, INC.
             (Exact name of Registrant as specified in its charter)


          Delaware                         2834                  22-2407475
(State or other jurisdiction of      (Primary standard        (I.R.S. employer
 incorporation or organization)   Industrial Classification  Identification No.)
                                        Code Number)

                                 225 Long Avenue
                           Hillside, New Jersey 07205
                                 (973) 926-0816
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                  E. Gerald Kay
                             Chief Executive Officer
                           Integrated BioPharma, Inc.
                                 225 Long Avenue
                           Hillside, New Jersey 07205
                                 (973) 926-0816

                   (Address, including zip code, and telephone
                number including area code, of agent for service)
                                   Copies to:

                             Michael L. Pflaum, Esq.
                           Andrew H. Abramowitz, Esq.
                             Greenberg Traurig, LLP
                                 200 Park Avenue
                            New York, New York 10166
                            Telephone: (212) 801-9200
                           Telecopier: (212) 801-6400


     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ______
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box. |_| ______


                         CALCULATION OF REGISTRATION FEE


Title of Each Class     Proposed Amount to      Proposed Maximum        Proposed Maximum                 Amount of
of Securities to be     be Registered (1)       Offering Price per      Aggregate Offering Price        Registration Fee
Registered                                      Share
-------------------     ------------------      ------------------      ------------------------        ----------------

Common Stock,
$0.002 par value        2,486,250               $13.83                  $34,384,838                     $4,356.56
per share


(1) The number of shares being registered represent the Registrant's good faith estimate of the maximum number of shares that may be issued to the selling stockholders upon the conversion of 1,275 shares of Series B Redeemable Convertible Preferred Stock, and the exercise of warrants to purchase 637,500 shares of the Registrant's common stock. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also registers such additional shares of the Registrant's common stock as may become issuable as a result of stock splits, stock dividends or similar events.

(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) of the Securities Act. The price per share and aggregate offering price are based upon $13.83, the average of the high and low sales price of the Registrant's common stock on May 11, 2004, as reported on The American Stock Exchange.

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said
Section 8(a), may determine.

================================================================================
The information contained in this prospectus is not complete and may be changed. These securities may not be sold until the related registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any state where the offer or sale is not permitted.
================================================================================

PROSPECTUS

                    SUBJECT TO COMPLETION, DATED MAY 12, 2004

                           INTEGRATED BIOPHARMA, INC.
                        2,486,250 Shares of Common Stock

         All of the common stock offered hereby may be sold from time to time by and for the account of the selling stockholders named in this prospectus and the person(s) to whom such stockholders may transfer their shares. The selling stockholders acquired or will acquire the shares upon the conversion of Series B Redeemable Convertible Preferred Stock, the exercise of warrants, or the exercise of additional investment rights, all of which were issued or are issuable to the selling stockholders in private placements with us.

         The methods of sale of the common stock offered by this prospectus are described under the heading "Plan of Distribution" on page 5. Except with respect to the exercise of the outstanding warrants during the exercise period, we will receive none of the proceeds from the sale of any of the common stock to which this prospectus relates. See "Use of Proceeds and Expenses of the Offering" on page 3. Except for brokerage expenses, fees, discounts and commissions, which will all be paid by the selling stockholders, we will pay all expenses incurred in connection with the offering described in this prospectus.

         The prices at which the selling stockholders may sell the shares of common stock that are part of this offering will be determined by the prevailing market price for the shares at the time the shares are sold, a price related to the prevailing market price, at negotiated prices or prices determined, from time to time by the selling stockholders. See "Plan of Distribution" on page 5.

         Our common stock is listed on the American Stock Exchange (Symbol:
INB). On May 11, 2004, the closing price of the shares was $13.88 per share.

              Investing in the common stock involves certain risks.
                          See "Risk Factors" on page 1.

                   Neither the SEC nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                The date of this Prospectus is __________, 2004.

                                TABLE OF CONTENTS


The Company....................................................................1
Forward-Looking Information....................................................1
Risk Factors...................................................................1
Use Of Proceeds And Expenses Of The Offering...................................4
Selling Stockholders...........................................................4
Plan Of Distribution...........................................................5
Where You Can Find More Information............................................7
Legal Matters..................................................................8
Experts........................................................................9

                                   THE COMPANY

Integrated BioPharma, Inc. is engaged primarily in manufacturing, marketing and sales of vitamins, nutritional supplements and herbal products, including vitamins sold as single entity supplements, in multi-vitamin combinations and in varying potency levels and in different packaging sizes. We are the survivor of a merger of Chem International, Inc., a Delaware corporation, with and into Frog Industries, Ltd., a New York corporation, which was effected in December 1994, with Frog Industries, Ltd. renamed Chem International Inc. after the merger. We were reincorporated in Delaware in February 1996, and our corporate name was changed to Integrated BioPharma, Inc. in January 2003.

We maintain our executive offices at 225 Long Avenue, Hillside, New Jersey 07205. Our telephone number is (973) 926-0816.

In April 2004, we completed a private placement of securities with Alexandra Global Master Fund Ltd., Takeley Investments Limited and IIG Equity Opportunities Fund Ltd., in which we sold an aggregate of 850 shares of Series B Redeemable Convertible Preferred Stock and warrants to purchase 425,000 shares of common stock, for a purchase price of $8,500,000. The investors were also granted additional investment rights for an eighteen-month period to purchase 425 shares of Series B Redeemable Convertible Preferred Stock and warrants to purchase 212,500 shares of common stock. The aggregate exercise price for the additional investment rights is $4,250,000.

In May 2004, we completed a private placement of securities with Damon DeSantis, in which we sold 500,000 shares of common stock and warrants to purchase 50,000 shares of common stock, for a purchase price of $5,000,000.

                           FORWARD-LOOKING INFORMATION

Some of the statements contained in or incorporated by reference in this prospectus discuss our plans and strategies for our respective businesses or state other forward-looking statements, as this term is defined in the Private Securities Litigation Reform Act of 1995. The words "anticipate," "believe," "estimate," "expect," "plan," "intend," "should," "seek," "will," and similar expressions are intended to identify these forward-looking statements, but are not the exclusive means of identifying them. These forward-looking statements reflect the current views of our management. However, various risks, uncertainties and contingencies could cause our actual results, performance or achievements to differ materially from those expressed in, or implied by, these statements, including the following:

        * our success or failure to implement our business strategies; and

        * other factors discussed under the heading "Risk Factors;" and

        * elsewhere in this prospectus.

         We assume no obligation to update any forward-looking statements contained in this prospectus, whether as a result of new information, future events or otherwise. For a discussion of important risks of an investment in our securities, including factors that could cause actual results to differ materially from results referred to in the forward-looking statements, see "Risk Factors" below. You should carefully consider the information set forth under the caption "Risk Factors." In light of these risks, uncertainties and assumptions, the forward-looking events discussed in or incorporated by reference in this prospectus might not occur.

                                  RISK FACTORS

         You should carefully consider the risks described below before deciding whether to invest in shares of our common stock. Any investment in our common stock involves a high degree of risk. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us may also impair our operations and business.

         If we do not successfully address any of the risks described below, there could be a material adverse effect on our financial condition, operating results and business, and the trading price of our common stock may decline and you may lose all or part of your investment. We cannot assure you that we will successfully address these risks.

Stockholders may suffer dilution from this offering; the terms upon which we will be able to obtain additional equity capital could be adversely affected.

         Our common stock may become diluted if shares of preferred stock are converted into common stock or warrants to purchase our common stock are exercised. Under the terms of our securities purchase agreement with three of the selling stockholders, the number of shares to be obtained upon conversion of preferred stock and exercise of warrants held by the selling stockholders cannot exceed the number of shares that, when combined with all other shares of common stock and securities then owned by each respective selling stockholder, would result in such selling stockholder owning more than 9.99% of our outstanding common stock at any given point of time.

         These shares, as well as the eligibility for additional restricted shares to be sold in the future, either pursuant to future registrations under the Securities Act of 1933, or an exemption such as Rule 144 under the Securities Act, may have a dilutive effect on the market for the price of our common stock. The terms upon which we will be able to obtain additional equity capital could also be adversely affected. In addition, the sale of common stock offered by this prospectus, or merely the possibility that these sales could occur, could have an adverse effect on the market price of our common stock.

The inability to obtain necessary additional capital in the future on acceptable terms could delay us from executing our business plan or prevent us from doing so entirely.

         We expect to need additional capital in the future to fund our operations, finance investments in equipment and corporate infrastructure, increase the range of products we offer and respond to competitive pressures and perceived opportunities. Cash flow from operations, and cash on hand may not be sufficient to cover our operating expenses and capital investment needs. We cannot assure you that additional financing will be available on terms acceptable to us, if at all. A failure to obtain additional funding could prevent us from making expenditures that are needed to allow us to grow or maintain our operations. Increases in business can temporarily reduce our working capital due to cash flow lags.

         If we raise additional funds by selling equity securities, the relative equity ownership of our existing investors could be diluted or the new investors could obtain terms more favorable than previous investors. If we raise additional funds through debt financing, we could incur significant borrowing costs. The failure to obtain additional financing when required could result in us being unable to grow as required to maintain profitable operations.

Our revenue would decline significantly if we lose one or more of our most significant customers which could have a significant adverse impact on us.

         A significant portion of our revenues are concentrated among one customer, Herbalife International of America, Inc. For the year ended June 30, 2003, Herbalife represented approximately $14.5 million, or 65%, of total revenue. The loss of Herbalife as a customer could have a significant adverse impact on us.

We depend on our senior management, the loss of whom would have an adverse effect on us.

         We presently are dependent upon the executive abilities of our Chairman of the Board, President and Chief Executive Officer, E. Gerald Kay, and our other executive officers. Our business and operations to date chiefly have been implemented under the direction of these individuals, who presently are, and in the future will be, responsible for the implementation of our anticipated plans and programs. While we have obtained key-man life insurance in the amount of $1,000,000 on the life of Mr. Kay, with our company as the named beneficiary, the loss or unavailability of the services of one or more of our principal executives would have an adverse effect on us. Given our present financial condition, we may encounter difficulty in our ability to recruit and ultimately hire any replacement or additional executive officers having similar background, experience and qualifications as those of our current executive officers.

There is no assurance that we will remain listed on an active trading market.

         Although our common stock is quoted on the American Stock Exchange, there can be no assurance that we will, in the future, be able to meet all the requirements for continued quotation on that exchange. In the absence of an active trading market or if our common stock cannot be traded on the American Stock Exchange, our common stock could instead be traded on the OTC Bulletin Board or in the Pink Sheets. In such event, the liquidity and stock price in the secondary market may be adversely affected. In addition, in the event our common stock was delisted, broker-dealers have certain regulatory burdens imposed upon them which may discourage broker-dealers from effecting transactions in our common stock, further limiting the liquidity of our common stock.

We may not receive approval for our pending patent applications for nutritional supplements, which could enable our competitors to use similar methods and processes.

         We are the registered owner of a patent granted for a method of producing nutritional formulations based on plant-derived minerals. We also have five patent applications pending before the U.S. Patent and Trademark Office for methods and processes relating to nutritional supplements containing methylselenocysteine, production of pharmaceutically active proteins in sprouted seedlings, a system for transient express of genes in plants, improved plant transformation and floral transformation. We can give no assurance that we will be granted such patents. To the extent we are not granted such patents, our competitors could more easily produce nutritional supplements similar to ours.

We have entered into several transactions with entities controlled by some of our officers and directors, which could pose a conflict of interest.

         We have entered into several agreements and arrangements described in our SEC public filings incorporated by reference in this prospectus, including the lease of real property from Vitamin Realty Associates, L.L.C., the merger with NuCycle Acquisition Corp., and the acquisition of the Paxis business from Trade Investment Services, LLC, that all involved transactions with entities significantly owned by members of the Kay family, who collectively own a majority of our shares of common stock. Although we believe that these transactions were advantageous to us and were on terms no less favorable to us than could have been obtained from unaffiliated third parties, transactions with related parties can potentially pose a conflict of interest.

Our executive officers and directors have majority voting power and may take actions that may not be in the best interest of other stockholders, but in their own interest.

         Our executive officers and directors control approximately 76% of our outstanding shares. If these stockholders act together, they may be able to exert significant control over our management and affairs requiring stockholder approval, including approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock. This concentration of ownership may not be in the best interests of all our stockholders.

We have a staggered board of directors, which could impede an attempt to acquire us or remove our management.

         Our board of directors is divided into three classes, each of which serves for a staggered term of three years. This division of our board of directors could have the effect of impeding an attempt to take over our company or change or remove management, since only one class will be elected annually. Thus, only approximately one-third of the existing board of directors could be replaced at any election of directors.

Our product liability insurance may be insufficient to cover possible claims against us.

         In view of the nature of our nutritional supplements business, we are subject to the inherent risk of product liability claims in the event that among other things, the use or ingestion of any of our products results in sickness or injury. We currently maintain product liability insurance under an umbrella policy in the amount of $5 million per occurrence and $5 million in the aggregate, which we deem adequate to cover risks associated with such use. However, there can be no assurance that existing or future insurance coverage will be sufficient to cover any possible product liability risks or that such insurance will continue to be available to us on economically feasible terms.

There is no assurance that we will be able to produce Paclitaxel on a commercial scale.

         Our Paxis Pharmaceuticals, Inc. subsidiary uses botanical materials derived from the yew tree, or taxus baccata, to produce Paclitaxel, a cancer therapy drug. Yew trees are in limited supply. Paxis has formed a joint venture with Chatham Biotec, Ltd. to produce extract and intermediate precursor Paclitaxel from Canadian Taxus trees. We can give no assurance that the joint venture will be successful in producing such Paclitaxel or that we can locate alternate sources of yew trees.

                  USE OF PROCEEDS AND EXPENSES OF THE OFFERING

         We will not receive any of the proceeds from the sale of the shares offered by the selling stockholders. We will receive a maximum of approximately $13,175,000 from the exercise of all of the warrants, and additional investment rights, assuming all of the warrants are exercised for cash and in full, of which there can be no assurance. Any proceeds received by us in connection with the exercise of the warrants will be used for working capital and general corporate purposes. With the exception of any brokerage fees and commission which are the obligation of the selling stockholders, we are responsible for the fees, costs and expenses of this offering which are estimated to be $18,000, inclusive of our legal and accounting fees, printing costs, "blue sky," filing and other miscellaneous fees and expenses.

                              SELLING STOCKHOLDERS

         The following table sets forth, in the first column, the names of the selling stockholders and the number of shares being registered for sale as of the date of the prospectus and sets forth, in the second column, the number of shares of common stock known by us to be beneficially owned by each of the selling stockholders as of May 11, 2004. None of the selling stockholders has had a material relationship with us within the past three years other than as a result of the ownership of our shares or other securities, except as set forth below. The shares offered by this prospectus may be offered from time to time by the selling stockholders.

         The third column lists the shares of common stock being offered by this prospectus by the selling stockholders. Based on our good faith estimate and in accordance with the terms of registration rights agreements with the holders of the preferred shares and the warrants, this prospectus generally covers the resale of at least the sum of (i) 130% of the maximum number of shares of common stock issuable upon conversion of the preferred shares (assuming that the preferred shares are convertible at their initial conversion price and without taking into account any limitations on the conversion of the preferred shares set forth in the Certificate of Designation for the preferred shares), regardless of whether those preferred shares were issued at the closing or pursuant to the additional investment rights and (ii) 130% of the maximum number of shares of common stock issuable upon exercise of the related warrants (without taking into account any limitations on the exercise of the warrants set forth in the warrants) regardless of whether those warrants were issued at the closing or pursuant to the additional investment rights, in each case as of the trading day immediately preceding the date this registration statement was initially filed with the SEC. Because the conversion price of the preferred shares and the exercise price of the warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

         Under the terms of the preferred shares and the warrants, a selling stockholder may not convert the preferred shares, or exercise the warrants, to the extent such conversion or exercise would cause such selling stockholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 9.99% of our then outstanding shares of common stock following such conversion or exercise, excluding for purposes of such determination shares of common stock issuable upon conversion of the preferred shares which have not been converted and upon exercise of the warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The selling stockholders may sell all, some or none of their shares in this offering. See "Plan of Distribution."




                                             Number of
                                             Shares of       Number of        Beneficial
                                            Common Stock     Shares of        Ownership
                                            Beneficially    Common Stock     After Offering
       Selling Stockholder                     Owned         to be Sold    (Number of Shares)
       -------------------                     -----         ----------    ------------------

Alexandra Global Master Fund Ltd. (1)       1,462,500 (2)   1,462,500 (2)          0
Takeley Investments Limited (3)               337,500 (2)     337,500 (2)          0
IIG Equity Opportunities Fund Ltd. (4)        112,500 (2)     112,500 (2)          0


(1) Alexandra Investment Management, LLC ("Management") serves as investment advisor to Alexandra Global Master Fund Ltd. ("Alexandra"). By reason of such relationship, Management may be deemed to share voting and dispositive power over securities held by Alexandra. Management disclaims beneficial ownership of securities held by Alexandra. Mikhail A. Filimonov ("Filimonov") serves as the Chairman, a Managing Member and the Chief Investment Officer of Management. Dimitri Sogoloff ("Sogoloff") serves as a Managing Member and the Chief Operations Officer of Management. By reason of such relationships, each of Filimonov and Sogoloff may be deemed to share voting and dispositive power over securities deemed to be beneficially owned by Management. Filimonov and Sogoloff each disclaims beneficial ownership of these securities.

(2) Because the conversion price of the Series B Redeemable Convertible Preferred Stock and the exercise price of the warrants may be adjusted, the actual number of shares of common stock that may be issued may be more or less than the number of shares being offered by this prospectus. Under the terms of the Series B Redeemable Convertible Preferred Stock, if such stock had been actually converted on May 5, 2004, the conversion price would have been $10.00, at which price the outstanding Series B Redeemable Convertible Preferred Stock would have been converted into approximately 1,275,000 shares of common stock (assuming full exercise of additional investment rights). The warrants issued in connection with the Series B Redeemable Convertible Preferred Stock are exercisable into an aggregate of 637,500 shares of common stock at a current exercise price of $14.00 (assuming full exercise of additional investment rights).

(3) Clive Dakin serves as President of Takeley Investments Limited ("Takeley"). By reason of such relationship, Mr. Dakin may be deemed to have voting and dispositive power over securities held by Takeley.

(4) David Hu serves as investment manager of IIG Equity Opportunities Fund Ltd. ("IIG"). By reason of such relationship, Mr. Hu may be deemed to have voting and dispositive power over securities held by IIG.


                              PLAN OF DISTRIBUTION

         We are registering the shares of common stock issuable upon conversion of the Series B Redeemable Convertible Preferred Stock and upon exercise of the warrants to permit the resale of these shares of common stock by the holders of the Series B Redeemable Convertible Preferred Stock and the warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

         The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent's commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

        * on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

        * in the over-the-counter market;

        * in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

        * through the writing of options, whether such options are listed on an options exchange or otherwise;

        * ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

        * block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

        * purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

        * an exchange distribution in accordance with the rules of the applicable exchange;

        * privately negotiated transactions;

        * short sales;

        * pursuant to Rule 144 under the Securities Act;

        * broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

        * a combination of any such methods of sale; and

        * any other method permitted pursuant to applicable law.

         If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

         The selling stockholders may pledge or grant a security interest in some or all of the preferred shares, warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

         The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

         Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

         There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

         The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

         We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $18,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

         Once sold under the shelf registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.


                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the SEC a registration statement under the Securities Act of 1933 with respect to the shares of common stock offered by this prospectus on Form S-3. This prospectus is a part of that registration statement. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this document.

         In addition, we file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may read and copy this information at the following location of the SEC:

                            Public Reference Section
                                   Room 1024
                             450 Fifth Street, N.W.
                                Judiciary Plaza
                             Washington D.C. 20549

The SEC maintains an Internet site (http://www.sec.gov) that contains our reports, proxy statements and other information about us and other companies who file electronically with the SEC.

           Our common stock is traded on the American Stock Exchange.

The SEC allows us to "incorporate by reference" information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document.

This document incorporates by reference the documents listed below that we have previously filed with the SEC since the end of our last fiscal year. They contain important information about us and our financial condition. Some of these filings have been amended by later filings, which are also listed.

SEC FILINGS                       DESCRIPTION OR PERIOD/AS OF
-----------                       ---------------------------

Annual Report on Form 10-KSB      Fiscal Year ended June 30, 2003
                                  (filed with the SEC on September 29, 2003)

Quarterly Report on Form 10-QSB   Period ended September 30, 2003
                                  (filed with the SEC on November 14, 2003)

Quarterly Report on Form 10-QSB   Period ended December 31, 2003
                                  (filed with the SEC on February 13, 2004)

Current Report on Form 8-K        Dated June 30, 2003 relating to completion of
                                  a private placement (filed with the SEC on July 10, 2003)

Current Report on Form 8-K        Dated July 22, 2003 relating to acquisition of
                                  Paxis common stock (filed with the SEC on
                                  August 6, 2003; amendment filed on October 3,
                                  2003)

Current Report on Form 8-K        Dated  September  29, 2003 relating to the
                                  release of financial results (filed with the SEC on September 30, 2003)

Current Report on Form 8-K        Dated October 22, 2003 relating to acquisition
                                  of Aloe assets (filed with the SEC on
                                  November 6, 2003)

Current Report on Form 8-K        Dated November 14, 2003 relating to the
                                  release of financial results (filed with the SEC on November 17, 2003)

Current Report on Form 8-K        Dated February 13, 2004 relating to the
                                  release of financial results (filed with the SEC on February 17, 2004)

Current Report on Form 8-K        Dated April 20, 2004  relating to the
                                  completion of the private placement described in this prospectus (filed with the SEC on April 21, 2004)

Current Report on Form 8-K        Dated May 3, 2004  relating  to the completion
                                  of the  private  placement  to Damon DeSantis
                                 (filed with the SEC on May 5, 2004)

We incorporate by reference additional documents that we may file with the SEC after the date of this document. These documents include periodic reports, including Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-K, as well as proxy statements.

You can obtain any of the documents incorporated by reference into this document from us, or from the SEC through the SEC's web site at the address provided above. You can also obtain documents incorporated by reference in this document by requesting them in writing or by telephone from us at the following addresses:

                           Integrated BioPharma, Inc.
                                 225 Long Avenue
                           Hillside, New Jersey 07205
                            Attention: Eric Friedman
                                 (973) 926-0816

If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

We have not authorized anyone to give any information or make any representation about us that differs from, or adds to, the information in this document or in our documents that are publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it.

If you are in a jurisdiction where it is unlawful to offer to exchange or sell, or to ask for offers to exchange or buy, the securities offered by this document or to ask for proxies, or if you are a person to whom it is unlawful to direct these activities, then the offer presented by this document does not extend to you.

The information contained in this document speaks only as of its date unless the information specifically indicates that another date applies.

                                  LEGAL MATTERS

Certain legal matters with respect to the validity of our common stock will be passed upon for us by Greenberg Traurig, LLP, 200 Park Avenue, New York, NY 10166.

                                     EXPERTS

Our  consolidated  financial  statements  included in our June 30, 2003
Annual Report on Form 10-KSB as of June 30, 2003 and 2002, have been incorporated by reference in this prospectus and in the registration statement of which this prospectus is a part in reliance upon the report of Amper, Politziner & Mattia, P.C., independent auditors, and upon the authority of this firm as experts in accounting and auditing.

================================================================================


                                2,486,250 SHARES

                           INTEGRATED BIOPHARMA, INC.

                                  COMMON STOCK
                                 ---------------

                                   PROSPECTUS
                                 ---------------

                                ___________, 2004


================================================================================

                 PART II INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated expenses payable by us in connection with the offering described in this Registration Statement are as follows:

Registration fee..........................       $  5,000
Legal fees and expenses...................         10,000
Accounting fees and expenses..............          2,500
Printing and duplicating expenses.........            500
Miscellaneous expenses....................            -0-
                                                 --------
Total.....................................       $ 18,000
                                                 ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law, or the DGCL, generally provides that all directors and officers (as well as other employees and individuals) may be indemnified against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with certain specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation -- a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification extends only to expenses (including attorneys' fees) actually and reasonably incurred in connection with defense or settlement of an action and the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Section 145 of the DGCL also provides that the rights conferred thereby are not exclusive of any other right that any person may be entitled to under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, and permits a corporation to advance expenses to or on behalf of a person to be indemnified upon receipt of an undertaking to repay the amounts advanced if it is determined that the person is not entitled to be indemnified.

         The registrant's certificate of incorporation and bylaws provide that each person who was or is made a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the registrant (or is or was serving at the request of the registrant as a director or officer of another entity), shall be indemnified and held harmless by the registrant against all expenses (including attorneys' fees), judgments, fines and amounts paid or to be paid in settlement actually and reasonably incurred or suffered by such person in connection therewith, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the registrant.

         The certificate of incorporation and bylaws also provide that the rights conferred thereby are contract rights, that they are not exclusive of any other rights that an officer or director may have or hereafter acquire under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, and that they include the right to be paid by the registrant the expenses incurred in defending any specified action, suit or proceeding in advance of its final disposition provided that, if the DGCL so requires, such payment shall only be made upon delivery to the registrant by the officer or director of an undertaking to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under the bylaws or otherwise.

ITEM 16. EXHIBITS.

4.1 Certificate of Designations Preferences and Rights of Series B Redeemable Convertible Preferred Stock of Integrated BioPharma, Inc.*

5.1 Opinion of Greenberg Traurig, LLP as to legality of securities being offered**

10.1 Securities Purchase Agreement, dated as of April 20, 2004, among Integrated BioPharma, Inc. and the Buyers listed therein
        (the "Buyers").*

10.2 Registration Rights Agreement, dated as of April 20, 2004, among Integrated BioPharma, Inc. and the Buyers.*

10.3 Form of Warrant, issued on April 20, 2004 by Integrated BioPharma, Inc. to each of the Buyers.*

10.4 Form of Additional Investment Right, issued on April 20, 2004 by Integrated BioPharma, Inc. to each of the Buyers.*

23.1    Consent of Amper, Politziner & Mattia, P.C. **

23.2    Consent of Greenberg Traurig, LLP (contained in Exhibit 5.1)

24.1    Powers of Attorney (included on page II-4 hereof)

* Incorporated by reference to the exhibits to Registrant's Current Report on Form 8-K dated April 20, 2004 and filed with the SEC on April 21, 2004.

** Filed herewith.

ITEM 17. UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected on the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraph (1)(i) and
         (1)(ii) above do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in response to Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Hillside, State of New Jersey on May 11, 2004.



                         INTEGRATED BIOPHARMA, INC.

                         By:  /s/ E. Gerald Kay
                         ----------------------
                         Name:   E. Gerald Kay
                         Title:  Chairman, President and Chief Executive Officer


                                POWER OF ATTORNEY

         We, the undersigned officers and directors of Integrated BioPharma, Inc., hereby severally constitute and appoint E. Gerald Kay and Eric Friedman and each of them (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution, for us and in our stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all the said attorneys-in-fact and agents, or any of them, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


  SIGNATURE                                  TITLE                                       DATE
  ---------                                  -----                                       ----

/s/ E. Gerald Kay             Chairman, President and Chief Executive Officer          May 11, 2004
-----------------
E. Gerald Kay                 (Principal Executive Officer)

/s/ Eric Friedman             Vice President and Chief Financial Officer               May 11, 2004
-----------------             (Principal Accounting and Financial Officer)
Eric Friedman

/s/ Riva Kay Sheppard         Director                                                 May 11, 2004
---------------------
Riva Kay Sheppard

/s/ Christina Kay             Director                                                 May 11, 2004
-----------------
Christina Kay

/s/ Seymour Flug              Director                                                 May 11, 2004
----------------
Seymour Flug

/s/ Robert B. Kay             Director                                                 May 11, 2004
-----------------
Robert B. Kay

/s/ Glenn Chang               Director                                                 May 11, 2004
---------------
Glenn Chang

/s/ Zarko Kraljevic           Director                                                 May 11, 2004
-------------------
Zarko Kraljevic

/s/ Robert Canarick           Director                                                 May 11, 2004
-------------------
Robert Canarick

/s/ Carl DeSantis             Director                                                 May 11, 2004
-----------------
Carl DeSantis
